EXHIBIT 99.1
NEWS RELEASE
RANGE REPORTS RECORD PRODUCTION
FORT WORTH, TEXAS, JANUARY 18, 2006...RANGE RESOURCES CORPORATION (NYSE: RRC) today reported that fourth quarter 2005 production volumes rose to 250.3 Mmcfe per day, a 16.5% increase over the prior-year period. Approximately 72% of the Company’s production in the quarter was natural gas. Production for the year averaged 239.1 Mmcfe per day, a 22% increase over 2004. Range has now posted twelve consecutive quarters of sequential production growth.
The Company also announced that its fourth quarter 2005 oil and gas price realizations (including the impact of hedging) averaged $6.87 per mcfe. This represents a 40% increase over the prior-year period and a 9% increase over third quarter 2005. During 2005, approximately a quarter of Range’s production was hedged with swaps that were put in place several years ago at prices that were significantly lower than current market prices. These swaps expired at the end of 2005. Based on current futures prices and the rolling off of the low price hedges, realized prices are anticipated to increase significantly in 2006.
Commenting on the announcement, John Pinkerton, Range’s President and CEO, said, “We are very pleased to have achieved double digit production growth again in 2005. It is a testament to our operating teams that sequential production growth was posted each quarter, despite the impact of the hurricanes and numerous pipeline shut-ins. In 2006, we expect production to continue to increase, with over 1,000 wells planned, targeting the largest inventory in our Company’s history. Additionally, our technical teams are making solid progress expanding our emerging plays. We are hopeful that one or more of these plays will prove to be commercial in 2006.”
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated production, capital expenditures, the number of wells to be drilled, future realized prices and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2006-2

Contact:	Rodney Waller, Senior Vice President Karen Giles (817) 870-2601 www.rangeresources.com

5